SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )


Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /    Preliminary  Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /    Definitive Proxy Statement
/x/    Definitive Additional Materials
/ /    Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                         THE FIRST AUSTRALIA FUND, INC.
                         ------------------------------
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/    No fee required.
/ /    Fee  computed  on  table below  per  Exchange  Act Rules  14a-6(i)(1) and
       0-11.

       (1)     Title of each class of securities to which transaction applies:

       (2)     Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)     Proposed maximum aggregate value of transaction:

       (5)     Total fee paid:

/ /    Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)     Amount Previously Paid:

       (2)     Form, Schedule or Registration Statement No.:

       (3)     Filing Party:

       (4)     Date Filed:

FINAL NOTICE
VOTE TODAY TO PROTECT YOUR INVESTMENT

April 13, 1999

Dear Shareholder:

Look at your Fund's performance record - over the past seven months1 total return is up 64.3% while the S&P 500 is up only 41.6%. To continue with the high-performance team that has delivered these outstanding results, vote FOR the re-election of your Class II Directors and AGAINST DDA's Proposals by returning the WHITE proxy card in the enclosed postage-paid envelope TODAY. The April 23, 1999 Annual Meeting is just days away - act now!

Your Fund is the only practical way for most investors to participate in the vibrant and growing Australian economy - recently called "The Miracle Economy."

            DDA's Proposals Threaten the Fund's Long-Term Viability.

Understand who DDA is, what DDA really means and what DDA has done. Look at their track record with other closed-end funds.

X   The Austria Fund - discount widened to 19%
    DDA sold out its entire position in the fund only two months after DDA's representatives - who were advocating "shareholder rights" - joined the Board. They were unable to close the discount. In fact, the discount has widened to as much as 19%. Is that the action of someone interested in the rights of all shareholders?

X   Spain and Portugal Fund - liquidated
    At the prodding of DDA and other short-term market opportunists, the Spain and Portugal Fund in 1998 instituted a tender offer for redemption of a majority of its shares. DDA tendered all of its shares. Shortly thereafter, the fund shrank to such a small size that it was no longer viable and it was liquidated.

X   The Clemente Global Growth Fund - discount widened by over 42%
    When DDA's founder got himself elected to the Board, he said, "I believe there is no reason for any closed-end fund to tolerate more than a nominal discount in the price of its shares." The discount at that time was 8.60%. At the end of last week it was 12.25% - a widening of the discount of 42.4%.

                    DDA has never eliminated a fund discount
                   without causing the fund to be dismantled.


-------------------------------------
1 Period from August 31, 1998 to April 8, 1999.

             Compare DDA's Failed Strategies With The Proven Record
                       of the Present Board And Management

In just the last seven months,2 we have:

            X   Halved the discount.
            X   Provided you with a total return of 64%.
            X   Continued  to pay a quarterly  cash  distribution,  paid out of income and realized capital gains, equal to more than 10% annually of the Fund's current share price.
            X   Maintained the Fund's expense ratio amongst the lowest in its category.

Your Board of Directors has the best long-term interests of all shareholders in mind. Remember that 11 out of 13 Directors are fully independent of the Fund's Manager. And your Chairman and President have invested their own money to buy over 1.6 million of the Fund's shares.3

Time is growing short. Protect your investment in the Fund by voting today. We look forward to continuing to build shareholder value, in the best interests of all shareholders of The First Australia Fund. Thank you for your continuing support.

Sincerely,


/s/ Laurence S. Freedman                             /s/ Brian M. Sherman
LAURENCE S. FREEDMAN                                 BRIAN M. SHERMAN
Chairman                                             President


                           TO PROTECT YOUR INVESTMENT:
                          X VOTE FOR Proposals 1 and 2
                                       and
                  X VOTE AGAINST DDA's Proposals 3, 4, 5 and 6

         Once you have voted the WHITE proxy card, you should not return any proxy card you may receive from DDA.

       IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE IN VOTING YOUR
                SHARES PLEASE CONTACT INNISFREE M&A INCORPORATED
                                 1-888-750-5834
                               www.factcentral.com


----------------------------------------
2 Period from August 31, 1998 to April 8, 1999.
3 On March 23, 1999, EquitiLink Limited and EquitiLink U.S.A., Inc., both controlled by Laurence M. Freedman, Chairman of the Fund, and Brian M. Sherman, President of the Fund, purchased 1,624,627 shares of the Fund at an average premium of approximately 13% over the then market price. As reported in a
Schedule 13D, Messrs. Freedman and Sherman, through these entities, acquired the shares for investment purposes in light of their confidence in the strong growth prospects for the Australian equity markets and in the Fund's effectiveness as a vehicle for investing in Australia, and also to demonstrate confidence in, and commitment to, the Fund in light of certain shareholder proposals to be presented at the Fund's Annual Meeting on April 23, 1999. The Schedule 13D also stated that Messrs. Freedman and Sherman believe these proposals are harmful to the Fund and its shareholders and that they plan to vote all of the shares for which they have proxies against such proposals and in accordance with the recommendations of the Board of Directors of the Fund. The voting of these shares in this manner will improve the possibility that the Board's recommendations will prevail.

                 Why You Should Support the Fund - In Two Lines


                               [GRAPHIC OMITTED]


           [Graph Depicting the Total Market Return with Distribution Reinvested for the First Australia Fund (+64.3%) VERSUS S&P 500 (+41.6%)
           From August 31, 1998 Through April 8, 1999 (Quoted in US$)